Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of IB Acquisition Corp. (formerly known as I-B Good Works 4 Corporation) (the “Company”) on Amendment No. 2 to Form S-1 File No. 333-275650 of our report dated November 17, 2023, except for Note 7, as to which the date is January 30, 2024, with respect to our audits of the Company’s financial statements as of September 30, 2023 and 2022, and for each of years in the two-year period ended September 30, 2023, which report appears in the Registration Statement. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

January 30, 2024